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                                     EXHIBIT 99.2

FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CALL
OCTOBER 8, 1998               INVESTORS:     David Tinkham
                                             Chief Financial Officer
                                             (312) 917-4288

                              MEDIA:    Susan Crusoe
                                        Sr. Vice President, Marketing
                                        (312) 917-8877


       HORIZON GROUP PROPERTIES, INC. SEEKS TO NOT ELECT STATUS AS A
                        REAL ESTATE INVESTMENT TRUST

CHICAGO, Oct. 8 /PRNewswire/ -- The Board of Directors of Horizon Group Properties, Inc. (Nasdaq: HGPI) announced that it intends to seek shareholder approval at either a special meeting or the 1999 annual shareholders' meeting to not elect status as a real estate investment trust (REIT) for its initial taxable year.

Horizon Group Properties (HGP) was formed on June 15, 1998, as a spin-off resulting from the merger of Prime Retail, Inc. and Horizon Group, Inc. Its articles of incorporation contemplated that HGP would elect REIT status under the Internal Revenue Code and shareholder approval is required for the Company to not elect REIT status.

The primary benefit of the election of REIT status is the elimination of taxation of income at the corporate level on amounts distributed to shareholders. In order to qualify as a REIT, there are restrictions on the types of income that may be earned and on the types of assets which may be owned.

HGP estimates that its current operations will not result in taxable income and therefore federal income tax savings to HGP would not result from electing to become a REIT.

"By not electing REIT status, we will have greater flexibility in re-investing corporate earnings and maximizing the value of our current portfolio and in pursuing new investment opportunities," said Gary J. Skoien, chairman, president and chief executive officer of HGP. "We will continue to evaluate the benefits of making such an election in the future, but currently, this will allow us to do things which we could not do as a REIT."

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 13 operating factory outlet centers and one power center in 11 states totaling more than 2.9 million square feet.


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